Pope Resources Announces $4.6 Million Conservation Land Sale

POULSBO, Wash., Feb. 12, 2014 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced a $4.6 million conservation land sale to Forterra that is comprised of 535 acres of forestland and 1.5 miles of shoreline along Port Gamble Bay and State Route 104 in northern Kitsap County, Washington.

The sale represents a significant milestone for the 6,700-acre conservation goal of the Kitsap Forest & Bay Project, a long-term coordinated effort between Pope Resources, the Suquamish and Port Gamble S'Klallam tribes, Kitsap County, the Great Peninsula Conservancy, and the many members of the Kitsap Forest & Bay Coalition.

Forterra, a Seattle-based conservation organization, acquired the land with grants from a variety of state and federal sources. Ownership of the forestland has been assigned to Kitsap County and the tidelands to the State of Washington's Department of Natural Resources for long-term stewardship and management.

"This land sale that preserves forests, beaches and trails for future generations is the culmination of nearly a decade of efforts by the local community," said David L. Nunes, President and CEO. "We are pleased to have played a role in creating this win-win outcome with additional help from our neighboring landowners and government agency representatives at the county, state and federal levels."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156